UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2006

ENTRADE INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-15303	52-2153008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Central Avenue, Northfield, Illinois 60093

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (847) 441-6650

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 414a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

A. Sale of Operations in Delaware, Texas and Georgia to an Affiliated Party

On October 6, 2006, Entrade Inc. (“Entrade” or the “Company”), and its wholly owned subsidiary Nationwide Auction Systems, Inc. (“Nationwide”), entered into a letter agreement (“Letter Agreement”) with Corey Schlossmann (“Schlossmann”), Nationwide’s chief executive officer and a director of Entrade, and certain parties related to Schlossmann (the “Schlossmann Parties”).

Under the terms of the Letter Agreement, Nationwide sold to the Schlossmann Parties all of Nationwide’s existing assets and business operations (the “Sold Operations”) relating to its auction sites located in Delaware, Georgia and Texas (the “Sold Locations”), effective September 1, 2006.

In consideration of the Sold Operations, the Schlossmann Parties agreed to assume all of Nationwide’s obligations under the real property leases at the Sold Locations. As a result of the transfer of these lease obligations, the Company will realize savings related to the subject leases of approximately $1.7 million, excluding the associated savings related to real estate taxes and other costs otherwise attributable to the Company. The Schlossmann Parties also agreed to limit competitive activities with the Company in California, Arizona, Nevada and Florida for a period of 3 years, provided that the Company does not default on its obligations under the Letter Agreement, the lease obligations described below in Section B, or other obligations owed by the Company to the Schlossmann Parties.

As part of the transaction, Nationwide and the Company also agreed to: (i) pay a Lease Assumption fee of $310,500 to the Schlossmann Parties in 9 equal monthly installments and (ii) transfer title to 2 vehicles with an aggregate book value of approximately $70,000 to the Schlossmann Parties. The Letter Agreement also contemplates a cooperate relationship between the Company and the Schlossmann Parties going forward, including performing joint auction services and the transition of certain client relationships related to the Sold Locations.

Concurrently with the consummation of the Letter Agreement, Schlossmann tendered, and the Company accepted, his resignation as an officer of Nationwide and director of Entrade. By agreement of the parties, Mr. Schlossmann’s employment agreement was also terminated, concurrently with the consummation of the Letter Agreement.

A copy of the Letter Agreement is attached as an Exhibit to this Form 8-K. Although the Letter Agreement and related documents are dated September 27, 2006, the parties did not consummate the transaction until October 6, 2006.

B. Lease and Promissory Note Transactions with Former and Current Affiliated Parties

Concurrently with the execution of the Letter Agreement, the Company entered into a series of agreements (the “Lease and Promissory Note Agreements”) with Corey Schlossmann, Nationwide’s chief executive officer and a director of Entrade, Don Haidl, the former owner of Nationwide, and entities owned or controlled by Messrs. Schlossmann and/or Haidl and Entrade (the “Landlord and Noteholder Parties”).

Under the Lease and Promissory Note Agreements, each of the Landlord and Noteholder Parties, as applicable, waived and rescinded certain alleged performance defaults by the Company under: (i) the parties’ leases in the City of Industry, California, and Benicia, California and (ii) certain promissory notes and related obligations owed by the Company. Each of the Landlord and

Noteholder Parties, as applicable, further agreed to extend from July 2006 to November 2006, the right of the Company to receive a prepayment discount upon full payment of the subject notes. The aggregate face amount of the subject notes is up to $1,911,241, payable over a period of 12 months. In the event the Company prepays the entire balance of the subject notes prior to November 15, 2006, then it would receive a discount of $548,755.

In exchange for the agreements of the Landlord and Noteholder Parties, the Company agreed to issue to the Landlord and Noteholder Parties warrants to purchase an aggregate of 185,127 shares Entrade common stock at an exercise price of $0.10 per share. If the Company does not repay the notes in full prior to November 15, 2006, it will be required to issue to the Landlord and Noteholder Parties additional warrants to purchase up to an aggregate of 191,456 shares of Entrade common stock at an exercise price of $0.10 per share.

Copies of the Lease and Promissory Note Agreements and related documents are attached as Exhibit to this Form 8-K. Although the Lease and Promissory Note Agreements and related documents are dated September 27, 2006, the parties did not consummate the transaction until October 6, 2006.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant

See Item 1.01

Item 3.02 Unregistered Sale of Equity Securities

See Item 1.01

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the transactions described in Item 1.01, Corey P. Schlossmann, the chief executive officer of Nationwide and a director of Entrade, resigned both of those positions, and all other positions with the Company.

Item 9.01 Exhibits

No.	Description
99.1	Letter Agreement dated September 27, 2006, by and among Nationwide Auction Systems, Inc. Corey P. Schlossmann and Truckcenter.com, LLC

99.2	Acknowledgment and Agreement Related to Promissory Note Obligations dated September 27, 2006 by and among Hearthstone Properties Delaware, LLC and Nationwide Auction Systems, Inc.

99.3	Acknowledgment and Agreement Related to Promissory Note Obligations dated September 27, 2006 by and among Hearthstone Properties, LLC and Nationwide Auction Systems, Inc.

99.4	Acknowledgement and Agreement Related to Lease Obligations dated September 27, 2006 by and among HFT Alaska Preservation Trust and Nationwide Auction Systems, Inc.

99.5	Acknowledgement and Agreement Related to Lease Obligations dated September 27, 2006 by and among Hearthstone Properties Benicia, LLC and Nationwide Auction Systems, Inc.

99.6	Letter Agreement dated September 27, 2006 between Entrade, Don Haidl and Corey Schlossmann

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2006

Entrade Inc. (Registrant)

/s/ Peter R. Harvey
Peter R. Harvey
President and Chief Executive Officer